Filed Pursuant To Rule 433
Registration No. 333-167132
July 6, 2010
Gold Exposure in Exchange Traded Funds
SPDR® Gold Shares (ticker: GLD) was the first US-traded commodity ETF and one of the fastest growing ETFs in history, reaching more than $1 billion in assets in its first three trading days. Today, GLD is the second largest ETF in the world, with $52.7 billion dollars in assets.
A COMPARISON OF GLD AND IAU
SPDR Gold Shares (GLD) and the iShares COMEX® Gold Trust (IAU) are both designed to track the spot price of gold in an exchange traded product structure. Both GLD and IAU are cost efficient vehicles that offer convenient exposure to physical gold bullion. However, GLD offers a number of distinct advantages:
KEY GLD ADVANTAGES
▪	First and largest gold ETF

▪	Significantly higher liquidity in terms of share volume/dollar volume

▪	Custodied by leading gold custodian HSBC Bank USA, N.A.

▪	Most stringent allocated/unallocated gold requirements

COMPARISION	SPDR GOLD TRUST	ISHARES COMEX GOLD TRUST
TICKER	GLD	IAU

EXPENSE RATIO	0.40%	0.25%

INCEPTION DATE	11/12/04	1/21/05

OPTIONS AVAILABLE ON EXCHANGE	Yes	Yes

ASSETS[1]	$52.7 billion	$3.4 billion

OUNCES OF GOLD IN TRUST	42,453,322	2,760,746

TONNES OF GOLD IN TRUST	1,320	86

AVERAGE DAILY SHARE[2] VOLUME	17,566,361	363,400

AVERAGE DAILY DOLLAR[3] VOLUME	$1.9 billion	$30.9 million

BID/ASK SPREAD (BPS)	1	8

BID/ASK SPREAD ($)	$0.01	$0.01

STRUCTURE	The SPDR Gold Trust is a grantor trust not registered under the Investment Company Act of 1940. The Trust issues shares representing fractional undivided beneficial interest in the Trust’s net assets.	The iShares COMEX Gold Trust is a grantor trust not registered under the Investment Company Act of 1940. The Trust issues shares representing fractional undivided beneficial interest in the Trust’s net assets.

CUSTODIAN	HSBC Bank USA, N.A.	The Bank of Nova Scotia

LOCATIONS (VICINITY) OF VAULTS	London, England	New York, USA; Toronto, Canada; Montreal, Canada; London, England; other potential sub-custodian locations

VAULT INSPECTIONS	Two times per year	Two times per year

TRANSPARENCY	Gold bar list and latest certificate of the GLD gold bar count by Inspectorate International Limited available on spdrgoldshares.com	Gold bar list and vault inspection certificates available on iShares.com

SPONSOR	World Gold Trust Services, LLC	BlackRock Asset Management International Inc.

EXCHANGE	NYSE Arca	NYSE Arca

CREATION/REDEMPTION SIZE	100,000 shares	50,000 shares

ALLOCATED/UNALLOCATED REQUIREMENTS	Gold is held in an allocated account. Because gold is allocated only in multiples of whole London Good Delivery Bars, each creation or redemption may result in a small amount of gold—up to 430 ounces (or the maximum weight allowed for a London Good Delivery Bar) in an unallocated account. On March 31, 2010, the Custodian held 36,158,483 ounces of allocated gold and 38 ounces of unallocated gold.	Gold is held in an allocated account. May hold up to 430 ounces in an unallocated account.

FOR FURTHER INFORMATION, PLEASE SEE PROSPECTUS	https://www.spdrs.com/product/fund.seam?ticker=GLD	Prospectus available at ishares.com
Source: SSgA Strategy & Research, data as of 6/30/2010.

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STATE STREET GLOBAL MARKETS, LLC
State Street Financial Center
One Lincoln Street
Boston, MA 02111

866.320.4053
spdrgoldshares.com

[1]	Assets: Number of shares outstanding multiplied by the market price.
[2]	Average Daily Share Volume: total number of shares traded between January 4th and June 30th divided by number of trading days.
[3]	Average Daily Dollar Volume: total number of shares traded multiplied by traded price between January 4th and June 30th divided by number of trading days.
FOR PUBLIC USE.
Shares (the “Shares”) of the SPDR Gold Trust (the “Trust”) trade like stocks, are subject to investment risk and will fluctuate in market value. The value of the Shares relates directly to the value of the gold held by the Trust (less Trust expenses) and fluctuations in the price of gold could materially adversely affect an investment in the Shares. Investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. The Trust does not generate any income and as the Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time.
The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling 866.320.4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR Gold Shares, 30th Floor, Boston, MA 02111.
The prospectus contains material information about the Trust and its Shares which is material and/or which may be important to you. You should read the entire prospectus, including “Risk Factors” before making an investment decision about the Shares.
Shareholders of the Trust will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936. The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Neither the Sponsor nor the Trustee of the Trust is subject to regulation by the Commodity Futures Trading Commission. Shareholders will not have the regulatory protections provided to investors in Commodity Exchange Act regulated instruments or commodity pools.
“SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/ shares in such products. Further limitations that could affect investor’s rights may be found in the SPDR Gold Shares prospectus.
WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
Investors should be aware that the historical performance of gold as an asset class is not necessarily indicative of its future performance, and there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future, that gold will be an effective hedge against inflation or dollar depreciations, that the price of gold will be less volatile than the prices of other asset classes, or that gold will be an effective tool for diversifying investment portfolios. In the event that the price of gold declines, the Sponsor expects the value of an investment in the Shares to decline proportionately.
Diversification does not protect against loss.
The Trust is sponsored by World Gold Trust Services, LLC (the “Sponsor”), a wholly-owned subsidiary of the World Gold Council. State Street Global Markets, LLC (the “Marketing Agent”) is the marketing agent of the Trust and an affiliate of State Street Global Advisors. For more information: State Street Global Markets, LLC One Lincoln Street, Boston, MA, 02111 • 866.320.4053 • www.spdrgoldsharese.com.
Not FDIC Insured — No Bank Guarantee — May Lose Value
© 2010 State Street Corporation. All Rights Reserved. IBG-2097      Exp. Date:7/1/2011      IBG.GLDIAUCOMP.0710

Precise in a World that isn’t.™

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.